Exhibit 4.3

Lease Agreement

for Office Facilities

This Agreement is entered into between

(1)	Fresenius SE & Co. KGaA,

with business address at Else-Kröner-Straße 1, 61352 Bad Homburg v. d. Höhe and registered with the commercial register of the local court of Bad Homburg v. d. Höhe under HRB 11852

– the “Landlord” –

and

(2)	Fresenius Medical Care AG & Co. KGaA,

with business address at Else-Kröner-Straße 1, 61352 Bad Homburg v. d. Höhe and registered with the commercial register of the local court of Bad Homburg v. d. Höhe under HRB 4019

– the “Tenant A” –

(3)	Fresenius Medical care Deutschland GmbH,

with business address at Else-Kröner-Straße 1, 61352 Bad Homburg v. d. Höhe and registered with the commercial register of the local court of Bad Homburg v. d. Höhe under HRB 5748

– the “Tenant B” –

– the “Tenant A” and the “Tenant B” jointly the “Tenant” –

– the Landlord and the Tenant each a “Party” and together the “Parties” –

Recitals

(A)	The Landlord is the owner of the real property located at the postal address of Else-Kröner-Straße 1 in 61352 Bad Homburg v. d. Höhe (the “Property”).
(B)	The Tenant already currently leases parts of the Property from the Landlord under a lease agreement dated 30 September 1996, as amended from time to time, (the “Existing Lease Agreement”).
(C)	The tenancy under the Existing Lease Agreement expired on 31 December 2016.
(D)	The Parties do not wish to further amend the Existing Lease Agreement, but replace it by a new and restated lease agreement.

The Parties therefore conclude this lease agreement (the “Lease Agreement”) as follows:

1	Leased Premises
1.1

This Lease Agreement relates to the office space located on the Property as coloured in red in the layout plan attached hereto as Annex 1.1 (the “Leased Office Space”). Beyond these areas the Tenant is entitled to use - together with the Landlord and other tenants and in close coordination with the Landlord - the common areas of the Buildings (together with the Leased Office Space referred to as the “Leased Space”).

The Tenant currently already occupies the Leased Space under the Existing Lease Agreement. Accordingly, both Parties are fully familiar with the size and shape of the Leased Space as depicted In Annex 1.1 and accept this as the agreed size and shape and the Tenant accepts the current condition of the Leased Space as the contractually owed condition (vertragsgemäß).

The buildings on the Property, in which the Leased Space is located (the “Buildings”) are not only used by the Tenant but also by the Landlord and other affiliated entities of the Landlord according to Sec. 15 seq. German Stock Corporation Act (Aktiengesetz - ‘‘AktG”).

1.2

The Parties acknowledge and agree that the use of the Leased Space by various departments of the Tenant is permitted and does not require any further consent from the Landlord. It is also acknowledged and agreed, that the Tenant will probably need further leasable space located in Buildings on the Property in the future, if necessary also in the short term and/or only for a limited certain time. In this case, the Parties will enter into an amendment to this Lease Agreement in accordance with the template attached as Annex 1.2 in order to ensure transparency and compliance with the statutory written form requirement.

1.3

It is therefore understood and agreed that the areas outlined in Annex 1.1 only depict the office areas leased to the Tenant for its exclusive use. Beyond these areas the Tenant is entitled to use – together with the Landlord and other tenants and in close coordination with the Landlord – all common areas of the Buildings, in particular:

(a)	a share of the so-called all-rooms (Allraum Nutzfläche)
(b)	a share of the conference rooms
(c)	all access and escape routes to and from the Leased Office Space;

(d)	the sanitary installations and social rooms adjacent or otherwise related to the Leased Office Space;
(e)	the entrance lobby and elevators;
(f)	joint use meeting rooms in building EK2 and connecting access routes;
(g)	20 outside parking spaces.
1.4

This Lease Agreement Includes all essential fixtures which are part of the Leased Space by virtue of law (wesentliche Bestandteile) and which are available at the commencement of the lease (the “Leased Fixtures”).

1.5

The Landlord warrants that (i) the Leased Space meets the general technical requirements which may apply to the purpose of the lease and (ii) complies with all statutory provisions and/or all directives of authorities.

The Landlord shall, at its own cost and expense, fulfil any conditions imposed by authorities or by statutory provisions as of the Lease Commencement whereas any future modifications relating to its operations in the Leased Office Space are to be made at the Tenant’s cost and expense.

The Leased Space may not be used for purposes other than the purposes permitted according to the regulations of authorities applicable from time to time.

2	Term, Termination and Handover
2.1	The lease term commenced on 1 January 2017, 0.00 hrs. CET (the “Lease Commencement”).

The lease term shall terminate on 31 December 2026, 24.00 hrs. CET.

2.2

In the event of termination of this Lease Agreement before the agreed date for which termination the Tenant is responsible, the Tenant shall be liable for any and all damage caused thereby, in particular, but not limited to, loss of rent, incidental expenses and other charges relating to the period for which the lease has been entered into. The same shall apply vice versa should the Landlord be responsible for the termination.

2.3

Since the Tenant already in occupies the Leased Space and possesses the required number of keys, no separate physical handover shall take place. The Leased Space under this Lease Agreement is automatically deemed handed over as of the Lease Commencement.

3	Rent, Rent Adjustment and Advance Payments on Ancillary Costs
3.1	The annual rent for the Leased Space at the Lease Commencement is initially agreed at EUR 3,093,180 plus the statutory VAT applicable from time to time (currently 19%).

This annual rent is broken down as follows:

Area	Size (m2) or quantity	Total rent p.a. (EUR)	Total rent per month (EUR)	Rent per unit per month (EUR)
Office Space	16,728.10	3,003,028.51	250,252.38	14.96
Archive space	759.92	70,946.13	5,912.18	7.78
Parking space	20.00	19,204.80	1,600.40	80.02
Total:		3,093,179.44	257,764.95

The rent and rent per unit are subject to the index based adjustment pursuant to Clause 3.3.

The annual rent is payable in twelve equal monthly instalments.

3.2

In case of a subsequent change in the size of the Leased Space, i.e. if the Parties agree to increase or reduce the Leased Space pursuant to Clause 1.2, the rent shall be adjusted accordingly. For this purpose, the change in the size/quantity of the Leased Space – reduction or increase – is multiplied by the rent per unit set out in the table above (adjusted according to Clause 3.3, as the case may be) and the total rent is reduced or increased accordingly.

3.3

The rent shall automatically be adjusted at the beginning of each calendar year in accordance with the increase or decrease of the consumer price index for Germany (Verbraucherpreisindex für Deutschland), basis 2010 = 100, as published by the Federal Office of Statistics, as compared to the level of such index on the Lease Commencement or as compared to the time any subsequent adjustment of the rent has been made as provided for herein. It is however understood that no Party shall be in default with the adjusted payment prior to a written notification of the adjustment by the other Party.

If, during the term of this Lease Agreement, the consumer price index should no longer be published by the Federal Office of Statistics, such index shall be replaced by the index published in its place by the Federal Office of Statistics or any successor organisation.

3.4

The Landlord is in its equitable discretion (nach billigem Ermessen) entitled to claim reasonable advance payments on ancillary costs (Clause 4), which shall be payable each month in addition to and together with the rent.

4	Ancillary Costs
4.1	The Tenant shall bear all operating costs within the meaning of the Operation Cost Ordinance (Betriebskostenverordnung).
4.2

Ancillary costs are borne by the Tenant in form of a lump sum per square meter of Leased Office Space. There is no separate annual reconciliation or settlement of ancillary costs and, accordingly, there are no claims of the Landlord for additional payments or of the Tenant for reimbursements based on actual costs.

4.3

Such lump sum is initially fixed at EUR 5.78 per square meter of office space per month at the Lease Commencement. This translates to an initial ancillary cost payment of EUR 96,717.19 per month (i.e. EUR 1,160,606.25 p.a.).

The lump sum payment will subsequently be annually re-determined by the Landlord at its equitable discretion (nach billigem Ermessen) as per 1 January of each year. Such redetermination has to be based on the actual costs of the preceding year. The Tenant’s share is determined by the share of the Leased Office Space of the Tenant in relation to an office space exclusively leased in the Buildings, i.e. all common and other areas are disregarded in the allocation. The ancillary cost lump sum per square meter shall be identical for all tenants in the Buildings in order to ensure fair and equal treatment. In case there are doubts about the re-determination, the Landlord shall make available to the, Tenant the relevant invoices, and calculations at the Tenant’s request.

The ancillary cost Jump sum is payable in twelve equal monthly instalments.

5	Manner of Payment
5.1	The rent and the payment of the ancillary cost lump sum shall be payable in advance for each month no later than on the third business day (Werktag) of each month.

The rent shall be remitted at no cost to the Landlord’s account number provided from time to time to the Tenant.

5.2	The receipt of the amount and/or the credit entry on the Landlord’s account shall be decisive for timely payment.
5.3

If and when the Tenant is in arrears with any payment, the Tenant shall owe dunning costs, if any and default interest at the respective statutory rate according to Sec. 247 of the German Civil Code (Bürgerliches Gesetzbuch - “BGB”).

The Landlord’s right to assert further damage claims shall remain unaffected.

6	Maintenance and Repair, Improvements
6.1

The Parties undertake to effect and shall bear the costs for the maintenance (incl. decorative repairs), repair and replacement within the Buildings as set out in the Annex 6.1 which is attached hereto.

6.2	The Tenant is entitled to effect improvements to the Leased Office Space with the Landlord’s consent which shall not be unreasonably withheld.

At the end of the lease term the Tenant has the option to either (i) leave improvements it has effected within the Leased Space in their then current condition without compensation or (ii) remove them at its own expense and repair any damage resulting from such removal.

7	Setoff, Retention and Reduction of Rent
7.1	The Tenant may offset a claim against the rent or the ancillary costs or exercise a right of retention only, if the counterclaim is uncontested or has become res judicata.
7.2

The Tenant may reduce the rent payments (Minderung) because of a defect of the Leased Space or its use only if and when (i) it notifies the Landlord in writing of its intention to reduce the rent at least one month before effecting the first reduction and (ii) it is not in arrears (Verzug) with any payments.

8	Subleasing
8.1	The Landlord’s consent shall be required for any subleasing or other permission to use the Leased Space granted to third parties. Such consent to subleasing may not be unreasonably withheld.
8.2

Subletting to affiliated entities of the Tenant within the meaning of Sec. 15 seq. AktG shall be deemed consented to by the Landlord as long as the relevant subtenant remains the Tenant’s affiliate within the meaning of Sec. 15 seq. AktG.

8.3

The Tenant shall be liable for any and all acts or omissions of its subtenants. The Tenant, here and now, assigns to the Landlord for security purposes the Tenant’s claims against the subtenant under the sublease – including the lien (Pfandrecht) securing such claims – up to the amount of rent and ancillary cost prepayments owed to the Landlord. The Landlord accepts such assignment. The Tenant, however, remains entitled to collect rent and enforce claims under the sublease agreement unless the Landlord notifies the subtenant in writing that the security purpose has occurred.

9	Advertising Measures

Subject to the Landlord’s consent, the Tenant shall be entitled to install advertising signs at the places designated by the Landlord. The Tenant shall be responsible for obtaining permissions from authorities, if any. The consent may be withheld only if it is to be feared that the building will be disfigured or damaged as a result of the advertising measure.

10	Entry of Leased Office Space by Landlord

The Landlord or its designees shall be entitled to enter the Leased Office Space during regular business hours in order to check the state and condition after timely advance notice of at least five days.

If and when the Landlord intends to sell the Property or notice of termination of this Lease Agreement has been given, the Landlord or its designees may inspect the Leased Space together with the potential purchaser or subsequent tenant after timely advance notice.

11	Security, Landlord’s Lien
11.1	The Tenant shall pay an amount of EUR 773,295 as security for any and all payment obligations hereunder including costs of legal remedies and eviction.

The Landlord has to arrange for the best possible interest on cash security, to which the Tenant is entitled.

11.2

This security may also be provided also in the form of an irrevocable, directly enforceable, unconditional guaranty, unlimited in time, of a major German bank (selbstschuldnerische Bankbürgschaft). Payment by the guarantor shall be made upon first request of the Landlord.

The Tenant shall be released from the aforementioned obligation as long as Fresenius SE & Co. KGaA or one of its affiliated entitles within the meaning of Sec. 15 seq. AktG is the owner of the property.

11.3

Any security will be returned to the Tenant only, but then without undue delay, after fulfilment of all obligations of the Tenant, in particular, but not limited to, the obligation to pay rent, ancillary costs and repair costs and after vacation of the Leased Space.

The guaranty will expire six months after termination or expiration of this Lease Agreement if the Landlord has not used the guaranty by such point in time. The Landlord shall, however, be obligated to determine any claims under the guaranty and notify the Tenant thereof without delay.

11.4

The Tenant knows that the Landlord has a statutory lien (Vermieterpfandrecht) on the Tenant’s property which the Tenant brought into the leased premises, and that the Tenant shall not be entitled to remove this property without the Landlord’s consent, except in the ordinary course of business. The ordinary course includes disposal of obsolete or replaced equipment.

12	Termination or Expiration of the Term of this Lease Agreement

Upon termination or expiration of the term of this Lease Agreement, the Tenant shall return to the Landlord the Leased Space cleaned, together with all keys, including those obtained by the Tenant, without the Tenant having any claim for compensation by the Landlord. The Tenant is obliged to repair damages it caused, ordinary wear and tear excepted.

In the event that, during the term of the lease, work for which the Tenant is responsible hereunder has not been executed and the Tenant is in default with such work, the Landlord may, at its choice, upon termination or expiration of the term of this Lease Agreement, cause such work to be executed at the Tenant’s costs and expense, or claim payment of the estimated costs of such work by the Tenant.

13	Insurances and Duty to ensure Safety
13.1	To the extent permitted by law, the Tenant shall have the duty to make the Leased Space safe for persons (Verkehrssicherungspflicht).
13.2	The Tenant shall be responsible for insurance coverage for the risk resulting from its business operation.
14	Miscellaneous
14.1	This Agreement contains all contractual arrangements made between the Parties with respect to the lease. There are no verbal side agreements.
14.2	Modifications of and supplements to this Lease Agreement shall be valid only if made in writing in the form of a formal amendment.
14.3

If any provision of this Lease Agreement or of any amendment to it is or will become invalid, this shall not affect the validity of the remaining provisions hereof and thereof. The Parties undertake to replace the invalid provision by a legally valid provision most closely matching the commercial and legal intention of the invalid provision.

The same shall apply to unintentional gaps or omissions in this Lease Agreement.

14.4

The Parties are aware of the requirements of written form provided for in Sec. 550 BGB in conjunction with Sec. 578 para 1 BGB. Each of the Parties undertakes that at the other Party’s request it will immediately issue any statements and take any other action that may be required to ensure compliance with these requirements of written form and both Parties further undertake not to terminate this Agreement prematurely on grounds of it being ineffective due to non-compliance with any written form requirements.

This is in particular the case since the Parties agree that in all probability changes in the size of the Leased Office Space will be agreed pursuant to Clause 1.3 in order to flexibly adapt the Leased Office Space to changing needs.

These undertakings shall apply not only to this ‘original’ or ‘principal’ Lease Agreement, but also to any addenda, amendments or supplements to this Lease Agreement.

The aforementioned Parties are in agreement that, in deviation from Sec. 125 para 2 BGB, any failure to observe the written form requirement shall not affect the validity of this Lease Agreement.

14.5

Due to the protection purpose of Sec. 550 BGB, the written form cure clause in Clause 14.4 does not have any binding effect on a possible acquirer of the Property. Therefore, if the Property is sold and is transferred to the acquirer as new landlord, the Tenant undertakes to conclude a new written form clause with the same content with the acquirer if the latter requires it. In the Tenant’s interest, the Landlord undertakes to oblige an acquirer by means of the purchase agreement (agreement according to Sec. 328 BGB) to conclude an amendment containing a written form clause with the Tenant at the Tenant’s request.

14.6	This Lease Agreement shall be governed by German law. Exclusive place of jurisdiction is Bad Homburg v.d.H.

For the Landlord:

This:	9 March 2017	This:	9 March 2017

Fresenius SE & Co. KGaA
represented by its general partner Fresenius Management SE

/s/ Jürgen Götz		/s/ Stephan Sturm
Jürgen Götz		Stephan Sturm
Member of the Management Board		Member of the Management Board

For the Tenant A:

This		This

Fresenius Medical Care AG & Co. KGaA
represented by its general partner Fresenius Medical Care Management AG

/s/ Dr. Olaf Schermeier	/s/ Dominik Wehner
Dr. Olaf Schermeier	Dominik Wehner
Member of the Management Board	Member of the Management Board

For the Tenant B:

This	This

Fresenius Medical Care Deutschland GmbH

/s/ Dr. Olaf Schermeier	/s/ Dominik Wehner
Dr. Olaf Schermeier	Dominik Wehner
Managing Director	Managing Director

Amendment to the existing “Lease Agreement EK1”

originally dated 13.03.2017

(“Amendment Agreement No. 1”)

between

Fresenius SE & Co. KGaA,

Else-Kröner-Straße 1, 61352 Bad Homburg v. d. H., registered with the commercial register of the local court Bad Homburg v.d.H. under HRB 11852

– “Landlord” –

and

Fresenius Medical Care Deutschland GmbH,

Else-Kröner-Straße 1, 61352 Bad Homburg v. d. H., registered with the commercial register of the local court Bad Homburg v.d.H. under HRB 5748

– “Tenant A” –

Fresenius Medical Care AG & Co. KGaA,

Else-Kröner-Straße 1, 61352 Bad Homburg v. d. H., registered with the commercial register of the local court Bad Homburg v.d.H. under HRB 4019

– “Tenant B” –

- The “Tenant A” and the “Tenant B” jointly the “Tenant” -

– Landlord and the Tenant each a “Party” and together the “Parties” –

Recitals

(1)	The Landlord is the owner of the building being the third office building at the Else-Kröner-Straße 1 Campus in 61352 Bad Homburg v.d.H., commonly referred to as EK1 (“Property”).
(2)

The Landlord and the Tenant have entered into the lease agreement dated 13.03.2017 (“Existing Lease Agreement”) attached hereto as Annex 1 with regard to among others office space on the Property (the “Leased Space”).

(3)	Since the beginning of the Lease Agreement, the then defined Leased Space has suffered various informal alterations. Therefore, the Parties wish to update the contractual situation.
(4)	Tenant B wishes to exit the Lease Agreement EK 1 as a contractual party as of 01 January 2024.

Therefore, the Parties agree as follows:

§ 1 Adjustment of the Leased Office space and Parking Spaces

(1)

The Parties agree that the Leased Office Space of the Property will be updated to the current situation as defined and shown in Annex 2 of this Amendment Agreement (the updated “Leased Office Space”) as of 01 May 2023. Accordingly, the term “Leased Office Space” under the Lease Agreement does refer to this newly defined rental area for the remaining term of the Lease Agreement.

(2)	It is understood between the Parties that the Tenant does no longer require the Parking spaces.

§ 2 Adjustment of rent

(1)	The annual rent for the updated Leased Office Space under the Lease Agreement shall amount to EUR 2,885,064.00 plus the statutory VAT applicable from time to time (currently 19%) as of 01 May 2023.
(2)	The adjusted annual rent for the updated Leased Office Space is broken down as follows:

Area	size (m2) or quantity	Total rent p.a. (EUR) - 2023 -	Total rent per month (EUR)	Rent per (m2) or unit per month (EUR)
Leased Space	12,960.00	2,815,236.00	234,603.00	18.10
Archive space	619.00	69,828.00	5,819.00	9.40

Total		2,885,064.00	240,422.00

The rent above does not include running costs and remains subject to the indexbased adjustment pursuant to section 3.3 of the Lease Agreement.

§ 3 Adjustment Operation and Running Costs

The ancillary cost lump sum for operation and running costs for the Leased Space under the Lease Agreement (described in Section 4. of the Lease Agreement) shall be adjusted reflecting the reduction of the Leased Office Space and shall now amount to EUR 1,331,361.12 per year as of 01 May 2023.

§ 4 Security, Landlord’s Lien

The security payment pursuant to Section 11.1 of the Lease Agreement shall be adjusted accordingly. The Tenant shall pay an amount of EUR 721,266.00 (to be updated to reflect situation as of 01 May 2023) as security for any and all payment obligations hereunder Including costs of legal remedies and eviction, whereby the remaining section 11 of the Lease Agreement remains unaffected.

§ 5 Exit of Tenant B from the Lease Agreement

Tenant B wishes to exit the from Lease Agreement as a contractual party as of 01 January 2024. The remaining Parties agree to this exit. As of 01 January 2024, the term “Tenant” will only refer to Tenant A. Tenant A will assume all rights and obligations under the Lease Agreement of Tenant B.

§ 6 Applicability of Lease Agreement

Unless otherwise provided for in this Amendment Agreement, the provisions of the Lease Agreement remain unaffected.

§ 7 Miscellaneous

(1)	Section 14 of the Lease Agreement (“Miscellaneous”) shall be incorporated by reference into this Agreement.

[Signature page follows]

Fresenius SE & Co. KGaA

represented by its general partner Fresenius Management SE

Place:	Bad Homburg	Place:	Bad Homburg
Date:		Date:

/s/ Sara Hennicken		/s/ Michael Sen
Name:	Sara Hennicken	Name:	Michael Sen
Position:	CFO	Position:	CEO

Fresenius Medical Care Deutschland GmbH

Place:	Bad Homburg	Place:	Bad Homburg
Date:	August 16, 2023	Date:	24.08.2023

/s/ Stefan Trappe		/s/ Dr. Katarzyna Mazur-Hofsäß
Name:	Stefan Trappe	Name:	Dr. Katarzyna Mazur-Hofsäß
Position:	CFO Care Enablement	Position:	CEO Care Enablement

Annex 1:

Original Lease Agreement / Existing Lease Agreement

Annex 1.2

Amendment No. [     ]

to:

the Lease Agreement dated [     ],

[Amendment No. [     ], dated [     ]]

[Amendment No. [     ], dated [     ]]

[Amendment No. [     ], dated [     ]]

This amendment (“Amendment”) is entered into between

(1)	Fresenius SE & Co. KGaA,

with business address at Else-Kröner-Straße 1, 61352 Bad Homburg v. d. Höhe and registered with the commercial register of the local court of Bad Homburg v. d. Höhe under HRB 11852

– the “Landlord” –

and

(2)	Fresenius Medical Care AG & Co. KGaA,

with business address at Else-Kröner-Straße 1, 61352 Bad Homburg v. d. Höhe and registered with the commercial register of the local court of Bad Homburg v. d. Höhe under HRB 4019

– the “Tenant A” –

(3)	Fresenius Medical Caro Deutschland GmbH,

with business address at Else-Kröner-Straße 1, 61352 Bad Homburg v. d. Höhe and registered with the commercial register of the local court of Bad Homburg v. d. Höhe under HRB 5748

– the “Tenant B” –

– the “Tenant A” and the “Tenant B” jointly the “Tenant” –

– the Landlord and the Tenant each a “Party” and together the “Parties” –

Recitals

(A)	The Landlord is the owner of the real property located at the postal address of Else-Kröner-Straße 1 in 61352 Bad Homburg v. d. Höhe (the “Property”).
(B)	The Tenant currently leases parts of the Property from the Landlord under a lease agreement dated [ ] December 2016, as amended from time to time, (the “Existing Lease Agreement”).
(C)	[The Tenant requires additional space located in Buildings on the Property.]

[and/or]

(D)	[The Tenant no longer requires certain parts of its current Leased Space located in Buildings on the Properly.]

The Parties therefore wish to further amend the Existing Lease Agreement by this Amendment as follows:

1	Leased Premises, Rent
1.1	The Leased Space is hereby amended. The entire Leased Office Space following the amendment is coloured in red in the layout plan attached hereto as Annex 1.1 (the “Amended Space”).

The Tenant is familiar with the size and shape of the Amended Space as depicted in Annex 1.1 and accepts this as the agreed size and shape and accepts the current condition of the Leased Space as the contractually owed condition (ve1tragsgemäß).

1.2	Based on the Amended Space, the new total rent as of the conclusion of this Amendment is agreed as follows:

Area	Size (m2) or quantity	Total rent p.a. (EUR)	Total rent per month (EUR)	Rent per unit per month (EUR)
Office Space
Archive space
Parking space
Total:

1.3	The rent remains payable plus statutory VAT applicable from time to time (currently [ ]%).
1.4

The new lump sum for ancillary costs based on the Amended Space is initially fixed at EUR [   ] per square meter of [office, all-room and conference space] per month as of conclusion of this Amendment. This translates to an annual ancillary cost payment of EUR [   ].

1.5

If an indexation of the Rent for the Additional Space should be impermissible (e.g. because of the then remaining term of the Lease Agreement), the Parties shall agree on such an arrangement which will place them in a position, in economic terms, as if the indexation of the Additional Space were permissible, for instance by agreeing on a performance reservation clause pursuant to § 1 para. 2 No. 1 of the German Price Clause Act.

2	Miscellaneous
2.1	The provisions 14.3, 14.4 and 14.5 of the Existing Lease Agreement are hereby incorporated by reference and apply mutatis mutandis to this Amendment as if set out in full herein.
2.2	The provisions of the Existing Lease Agreement remain in full force to the extent not explicitly amended by this Amendment.
2.3	This Amendment shall be governed by German law. Exclusive place of jurisdiction is Bad Homburg v.d.H.

For the Landlord:

This	This

Fresenius SE & Co. KGaA

represented by its general partner Fresenius Management SE

/s/ Jürgen Götz	/s/ Stephan Sturm
Jürgen Götz	Stephan Sturm
Member of the Management Board	Member of the Management Board

For the Tenant A:

This	This

Fresenius Medical Care AG & Co. KGaA

represented by its general partner Fresenius Medical Care Management AG

/s/ Dr. Olaf Schermeier	/s/ Dominik Wehner
Dr. Olaf Schermeier	Dominik Wehner
Member of the Management Board	Member of the Management Board

For the Tenant B:

This	This

Fresenius Medical Care Deutschland GmbH

/s/ Dr. Olaf Schermeier	/s/ Dominik Wehner
Dr. Olaf Schermeier	Dominik Wehner
Managing Director	Managing Director

Annex 6.1

Item	Party that actually effects/instructs the required measures	Party that ultimately bears the costs for such measures (pro rata)
Roof and structure (maintenance)	Landlord	Landlord
Roof and structure (repair/replacement/renewal)	Landlord	Landlord
Other facilities (maintenance)	Landlord	Tenant (via ancillary cost lump sum)
Other facilities (repair/replacement/renewal)	Landlord	Landlord
Common areas (maintenance)	Landlord	Tenant (via ancillary cost lump sum)
Common areas (repair/replacement/renewal)	Landlord	Landlord
Decorative repairs (Schönheitsreparaturen)	Tenant	Tenant

For the purposes of this Annex 6.1 the relevant terms shall have the following defined meaning:

(i)

Roof and structure refers to the roof and roof cover of the Buildings, their facade, the floor, the outside areas including parking spaces, the overarching technical systems (e.g. fire protection systems), the canalisation, all structural and load bearing elements, the outside of external doors and windows as well as overarching technical systems such as plumbing, electricity supply, heating, ventilation and cooling systems.

(ii)

Maintenance and repair (Instandhaltung and Instandsetzung) refers to measures required to keep the Building and its Installations functional and restore functionality in case of defects, including the replacement of expendable items (Verbrauchsteile).

(iii)

Replacement and renewal refers to the exchange of defective parts – except for expendable items – that cannot or not with any commercially reasonable effort be repaired or have exceeded their permitted lifespan.

Memorandum of Understanding MoU to the existing Lease Agreement EK1 dated 09.03.2017 between

Fresenius SE & Co. KGaA, Else-Kröner-Straße 1, 61352 Bad Homburg v.d.H., registered with the commercial register of the local court Bad Homburg v.d.H. under HRB 11852

– “Landlord” –

and

Fresenius Medical Care Deutschland GmbH, Else-Kröner-Straße 1, 61352 Bad Homburg v.d.H., registered with the commercial register of the local court Bad Homburg v.d.H. under HRB 5748

– “Tenant” –

– Landlord and Tenant together the “Parties” –

(1)

The Landlord confirms to the Tenant that the lease agreement for the office space in the building “EK1” will end by 31 December 2026. No termination notice or action is required from the tenant in order to terminate the lease.

(2)

If the Landlord is in need for additional office space on the Campus Site, he will contact the Tenant first to evaluate the possibility of taking space from the Tenant. Both parties will in good faith review available spaces and timing. The Tenant has four weeks to approve or deny a formal request made by the Landlord. This would ultimately lead to a reduction of leased space for the tenant, hence reducing the relevant cost elements of the Tenant.

(3)	The Parties will execute a separate lease amendment agreement regarding the lease agreement EK1 to reflect the current status as of May 2023.
(4)

The parties further agree that in order to accommodate the space separation due to Gordian, that FMC-Spaces in EK1 will be allocated in a coherent logical way (“en bloc”). Related moves are scheduled for Ql 2024 and this will further be formalized through an additional amendment to the existing Lease Contract. It is expected that the Leased Office Space will further reduce slightly versus the current situation as of 01.05.2023. The Tenant further commits to no longer requiring archive spaces in the basement of EK1 from that time forward. However, should the Tenant have any remaining need for archive spaces beyond that date, Tenant and Landlord will cooperate to move the documents from the basement archives into the Tenants Office Spaces. Move costs are to be shared equally as per the Gordian Separation Concept.

We are very pleased for our excellent partnership and are looking forward to the coming years to build the success of both parties.

[Signature page follows]

Fresenius SE & Co. KGaA

represented by its general partner Fresenius Management SE

Place:	Bad Homburg	Place:	Bad Homburg
Date:	17.7.23	Date:	17.7.23

/s/ Andreas Neukam		/s/ Sara Hennicken
Name:	Andreas Neukam	Name:	Sara Hennicken
Position:	Vice President Corporate Real Estate Management	Position:	CFO

Fresenius Medical Care Deutschland GmbH

Place:	Bad Homburg	Place:	Bad Homburg
Date:	August 16, 2023	Date:	24.08.23

/s/ Stefan Trappe		/s/ Dr. Katarzyna Mazur-Hofsäß
Name:	Stefan Trappe	Name:	Dr. Katarzyna Mazur-Hofsäß
Position:	CFO Care Enablement	Position:	CEO Care Enablement

Amendment No. 2

to

the Lease Agreement EK 1 originally dated 09/13 March 2017,

as amended by Amendment Agreement No. 1 dated 17 July/ 16/24 August 2023,

and clarified by the Memorandum of Understanding to the Existing Lease Agreement dated 17 July/ 16/24 August 2023.

This amendment (“Amendment No. 2”) is entered into between

(1)	Fresenius SE & Co. KGaA,

with business address at Else-Kröner-Straße 1, 61352 Bad Homburg v.d. Höhe and registered with the commercial register of the local court of Bad Homburg v.d. Höhe under HRB 11852

– the “Landlord” –

and

(2)	Fresenius Medical Care Deutschland GmbH,

with business address at Else-Kröner-Straße 1, 61352 Bad Homburg v.d. Höhe and registered with the commercial register of the local court of Bad Homburg v.d. Höhe under HRB 5748

“Tenant”–

– the Landlord and the Tenant each a “Party” and together the “Parties” –

Recitals

(A)	The Landlord is the owner of the real property located at the postal address of Else-Kröner-Straße 1 in 61352 Bad Homburg v. d. Höhe (the “Property”).
(B)

The Tenant currently leases parts of the Property from the Landlord under the lease agreement dated 09/13 March 2017, as amended by Amendment Agreement No. 1 dated 17 July / 16/24 August 2023 and clarified by the Memorandum of Understanding to the existing lease agreement dated 17 July / 16/24 August 2023, (the “Existing Lease Agreement”).

(C)

The Parties want to adjust the provision on the size of the rental space. Furthermore, The Landlord will refurbish the Property particularly to implement current fire safety requirements. The Parties wish to regulate the course of this construction work in this addendum.

The Parties therefore wish to agree as follows:

1	Rental Space and Rent prior to Landlord’s construction work
1.1

The Parties agree to adjust the area calculation key in accordance with the current practice regarding spaces including direct common areas (e.g. corridors, sanitary rooms, IT rooms, etc.) and office rooms that are directly assigned to a user for exclusive use. This ensures a fair distribution of all common areas. A change in the rental space and the rent is not affected by such adjustment. The rental space and the rent are therefore determined as follows until 31 May 2024:

Area	Size (m2) or quantity	Total rent p.a. (EUR)	Total rent per month (EUR)	Rent per m2 per month (EUR)
Former area calculation key:
Office Space incl. common areas	12,960.00	2,919,110.40	243,259.20	18.77[1]
Archive space	619.00	71,680.20	5,973.35	9.65[1]
Total	13,579.00	2,990,790.60	249,232.55
Current area calculation key:
Exclusive office space	6,423.53	2,919,110.40	243,259.20	37.87[1]
Archive space	619.00	71,680.20	5,973.35	9.65[1]
Total	7,042.53	2,990,790.60	249,232.55

1 Actual rent 2024 according to CPI indexation (plus running costs / VAT).

1.2	The Tenant is familiar with the size and condition of the rental space and accepts this as the agreed size and shape as the contractually owed condition (vertragsgemäß).

2	Rental Space and Rent during and after Landlord’s construction work
2.1

From 01 June 2024, the Landlord carries out conversion work within the rental space to implement current fire protection regulations and carry out various cosmetic repairs (“Landlord’s construction works”). During this, he will remodel the entire rental space in the three (3) phases shown below (“1st- 3rd construction phase”). The Tenant is obliged to vacate the relevant area (i.e. rental space less the areas marked in red in the Annexes 1- 3 during the concerned construction phase) before the start of the respective conversion phase and make it available to the Landlord for the conversion work. For the duration of the respective construction phase, the Landlord shall assume the key authority and duty for public safety for the respective area. However, for the areas within the red marking in Annex 1 - 4, the Tenant has the sole duty to ensure public safety for the duration of the respective construction phase. Furthermore, the Parties clarify that the time frame of these phases may be postponed and that the Parties will coordinate in this regard, if necessary. The Landlord shall notify the Tenant in writing (e-mail is sufficient) of the start and completion of the respective construction phases so that the rent according to Section 3 of the lease agreement dated 09/13 March 2017, adjusted through Section 2, 3 of the Amendment Agreement No. 1 dated 17 July / 16/24 August 2023, and the respective space used can be determined according to the model shown below:

2.2

The Landlord carries out the first construction phase in the period from 01 June 2024 to presumably 30 June 2024, but until 31 July 2024 at the latest (“1st construction phase”). The conversion work within the 1st construction phase has already begun. The Tenant confirms that the Landlord has informed the Tenant in advance of the start of the conversion work in accordance with Section 2.1 of this agreement. The space used within the 1st construction phase shall be determined by the red marking in Annex 1 and the Tenant shall owe the rent as of 01 June 2024 as follows:

Area	Size (m2) or quantity	Total net rent p.a. (EUR)	Total net rent per month (EUR)	Rent per m2 per month (EUR)
Office Space	5,966.54	2,711,434.44	225,952.87	37.87
Archive Space	6.57	760.81	63.40	9.65
Total:	5,973.11	2,712,195.25	226,016.27

The rent above does not include ancillary costs and remains subject to the index-based adjustment pursuant Section 3.3 of the lease agreement dated 09/13 March 2017.

The ancillary cost lump sum for operation and running costs for the premises according to Section 4 of the lease agreement dated 09/13 March 2017, amended by Section 3 of the Amendment Agreement No. 1 dated 17 July / 16/24 August 2023, shall be adjusted accordingly during the 1st construction phase and shall amount to EUR 61,933 per month.

2.3

Subsequent to the completion of the 1st construction phase, the Landlord will undertake the 2nd construction phase (“2nd construction phase”). The Landlord will carry out the 2nd construction phase in the period from presumably 01 July 2024 to 30 November 2024, but until 31 December 2024 at the latest. The space used within the 2nd construction phase shall then be determined by the red marking in Annex 2 and the Tenant shall owe the rent as of 01 July 2024 as follows:

Area	Size (m2) or quantity	Total rent p.a. (EUR)	Total rent per month (EUR)	Rent per m2 per month (EUR)
Office Space	6,368.74	2,894,210.21	241,184.18	37.87
Archive Space	6.57	760.81	63.40	9.65
Total:	6,375.31	2,894,971.02	241,247.58

The rent above does not include running costs and remains subject to the index-based adjustment pursuant Section 3.3 of the lease agreement dated 09/13 March 2017.

The ancillary cost lump sum for operation and running costs for the premises according to Section 4 of the lease agreement dated 09/13 March 2017, amended by Section 3 of the Amendment Agreement No. 1 dated 17 July / 16/24 August 2023, shall be adjusted accordingly during the 2nd construction phase and shall amount to EUR 66,108.

2.4

Subsequent to the completion of the 2nd construction phase, the Landlord will undertake the 3rd construction phase (“3rd construction phase”). The Landlord will carry out the 3rd construction phase in the period from presumably 01 December 2024 to 30 April 2025, but until 30 June 2025 at the latest. The space used within the 3rd construction phase shall then be determined by the red marking in Annex 3 and the Tenant shall owe the rent as of 01 December 2024 as follows:

Area	Size (m2) or quantity	Total net rent p.a. (EUR)	Total net rent per month (EUR)	Rent per m2 per month (EUR)
Office Space	6,368.74	2,894,210.21	241,184.18	37.87
Archive Space	137.00	15,864.60	1,322.05	9.65
Total:	6,505.74	2,910,074.81	242,506.23

The rent above does not include running costs and remains subject to the index-based adjustment pursuant Section 3.3 of the lease agreement dated 09/13 March 2017.

The ancillary cost lump sum for operation and running costs for the premises according to Section 4 of the lease agreement dated 09/13 March 2017, amended by Section 3 of the Amendment Agreement No. 1 dated 17 July / 16/24 August 2023, shall be adjusted accordingly during the 3rd construction phase and shall amount to EUR 66,108.

2.5

Upon completion of the 3rd construction phase, which will take place on 01 May 2025 at the earliest, but by 01 July 2025 at the latest, the rental space will be determined as shown in Annex 4 by means of the red marking and the Tenant shall owe the rent as of 01 May 2025 as follows:

Area	Size (m2) or quantity	Total net rent p.a. (EUR)	Total net rent per month (EUR)	Rent per m2 per month (EUR)
Office Space	6,368.74	2,894,210.21	241,184.18	37.87
Archive Space	137.00	15,864.60	1,322.05	9.65
Total:	6,505.74	2,910,074.81	242,506.23

The rent above does not include running costs and remains subject to the index-based adjustment pursuant Section 3.3 of the lease agreement dated 09/13 March 2017.

The ancillary cost lump sum for operation and running costs for the premises according to Section 4 of the lease agreement dated 09/13 March 2017, amended by Section 3 of the Amendment Agreement No. 1 dated 17 July / 16/24 August 2023, shall be adjusted accordingly and amounts as of the date of completion of the 3rd construction phase EUR 66,108.

2.6	The rent(s) and the running costs mentioned above remain payable plus statutory VAT (currently 19%).
3	Security, Landlords Lien

As the Tenant is not an affiliate entity to the Landlord within the meaning of Sec. 15 seq. AktG anymore, the Tenant is no longer released from the obligation in Section 11 of the lease agreement dated 09/13 March 2017 and the Parties agree as follows:

The Tenant has already provided a bank guarantee issued by Commerzbank dated 13 November 2023 in the amount of EUR 721,266.00 as a rent security according to the regulations of the Existing Lease Agreement. The rent security pursuant to Section 11.1 of the lease agreement dated 09/13 March 2017, adjusted by Section 4 of the by Amendment Agreement No. 1 dated 17 July/ 16/24 August 2023 shall be adjusted accordingly. The Tenant shall exchange the existing bank guarantee certificate in the aforementioned amount concurrently with the delivery of a new bank guarantee certificate, which must comply with the provisions of the Existing Lease Agreement, in the amount of EUR 727,518.69 no later than 2 weeks after the end of the 3rd construction phase. The remaining Section 11 of the lease agreement dated 09/13 March 2017 remains unaffected.

4	Miscellaneous
4.1	The provisions 14.3, 14.4 and 14.5 of the Existing Lease Agreement are hereby incorporated by reference and apply mutatis mutandis to this Amendment as if set out in full herein.

4.2	The provisions of the Existing Lease Agreement remain in full force to the extent not explicitly amended by this Amendment.
4.3	This Amendment shall be governed by German law. Exclusive place of jurisdiction is Bad Homburg v.d.H.

[Signature Page follows]

Fresenius SE & Co. KGaA

Place:	Bad Homburg	Place:	Bad Homburg
Date:	23.9.24	Date:	16.9.2024

/s/ Matthias Fenner		/s/ Andreas Neukam
Name of signatory: Matthias Fenner		Name of signatory: Andreas Neukam

Position:		Position:
VP Legal Corporate		VP Group Real Estate Management

Fresenius Medical Care Deutschland GmbH

Place:		Place:
Date:		Date:

Name of signatory:		Name of signatory:

Position:		Position: